Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

MiMedx Group, Inc.

Marietta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2021, except for the change in reportable segments discussed in Notes 2 and 13, as to which the date is February 28, 2023, relating to the consolidated financial statements of MiMedx Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, P.A.

Atlanta, Georgia

July 25, 2023